Exhibit 99.1

Black Ridge Oil & Gas, Inc. Announces Board Consideration of Strategic Alternatives

Minneapolis, October 23, 2019 Black Ridge Oil & Gas, Inc. (the “Company” or “Black Ridge”) (OTCQB: ANFC) announced that its Board of Directors has undertaken a strategic review  to identify, review and explore alternatives for the Company, including a merger, acquisition, or a business combination. The Company cautions that there can be no assurance that a potential transaction will occur, that any such potential transaction that is pursued will be approved or consummated, or what a potential transaction would mean for value to Black Ridge shareholders. The Company does not intend to disclose developments relating to its strategic review unless and until its Board of Directors has approved a specific agreement or transaction.

“Black Ridge recently completed the successful creation of a Special Purpose Acquisition Corporation (SPAC) and the formation of Allied Esports Entertainment, a public company with the symbol NASDAQ:AESE. Today, Black Ridge is a public company in good standing with about $10 million of AESE stock, a strong management team, NOL’s totaling $26 million, and the ability to [seek an] up-list to NASDAQ,” commented Black Ridge CEO Ken DeCubellis. “We see a number of opportunities for Black Ridge going forward and we are actively evaluating strategies for unlocking shareholder value including a merger or acquisition. We look forward to providing Black Ridge shareholders with our future plan for Black Ridge at the culmination of this process.”

The Company currently owns 2,685,500 shares of Allied Esports Entertainment, Inc. (NASDAQ: AESE). (“Sponsor Shares”). 537,100 of the Sponsor Shares are subject to distribution rights to officers and directors under the 2018 Management Incentive Plan dated March 6, 2018. Black Ridge is evaluating plans for the remaining Sponsor Shares which could include a distribution of some or all of the Sponsor Share proceeds after expiration of the lock-up agreement on August 9, 2020.

About the Company

Black Ridge Oil & Gas is based in Minneapolis, Minnesota. For additional information, visit the Company's website at www.blackridgeoil.com.

Forward Looking Statements

Certain statements contained herein, which are not historical, are forward-looking statements that are subject to risks and uncertainties not known or disclosed herein that could cause actual results to differ materially from those expressed herein. These statements may include projections and other "forward-looking statements" within the meaning of the federal securities laws. Any such projections or statements reflect management's current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, general economic or industry conditions nationally and/or in the communities in which our Company conducts business, volatility in commodity prices for crude oil and natural gas, environmental risks, legislation or regulatory requirements, conditions of the securities markets, our ability to raise capital or have access to debt financing, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, increases in operator costs, other economic, competitive, governmental, regulatory and technical factors affecting our Company's operations, products, services and prices and other risks inherent in the Company's businesses that are detailed in the Company's Securities and Exchange Commission ("SEC") filings. Readers are encouraged to review these risks in the Company's SEC filings.